Exhibit (a)(1)(A)

HOSPITALITY PROPERTIES TRUST

ISSUER REPURCHASE NOTICE
FOR
3.80% CONVERTIBLE SENIOR NOTES DUE 2027
(CUSIP Nos.  44106MAK8 and 44106MAJ1)

Reference is made to the Indenture, dated as of February 25, 1998 (the “Base Indenture”), between Hospitality Properties Trust, a Maryland real estate investment trust (the “Company”), and U.S. Bank National Association, as successor to State Street Bank and Trust Company as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 10, dated as of March 7, 2007 (the “Supplemental Indenture” and the Base Indenture, as so supplemented, the “Indenture”), between the Company and the Trustee, relating to the Company’s 3.80% Convertible Senior Notes due 2027 (the “Notes”).  Pursuant to Section 2.08 of the Supplemental Indenture and Section 5(a) of the Notes, each holder (“Holder”) of the Notes has an option to require the Company to repurchase all or a portion of its Notes, in accordance with the terms and procedures outlined in the Indenture and the Notes, on March 20, 2012 (the “Repurchase Date”).

NOTICE IS HEREBY GIVEN pursuant to the terms of the Indenture that, at the option of each Holder (the “Put Option”), the Notes will be repurchased by the Company for a purchase price in cash equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest accrued thereon to, but excluding, the Repurchase Date (the “Repurchase Price”), upon the terms set forth in the Indenture, the Notes, this Issuer Repurchase Notice and the related notice materials, as amended and supplemented from time to time (collectively, the “Put Option Documents”).  Holders may surrender their Notes from 9:00 a.m., New York City time, on February 16, 2012 through 12:00 midnight, New York City time, at the end of March 15, 2012 (the “Expiration Date”).  In order to exercise the Put Option, a Holder must follow the procedures contained in the Put Option Documents.  This Issuer Repurchase Notice is being sent pursuant to Section 2.08 of the Supplemental Indenture and the provisions of the Notes.  All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture or the Notes, as applicable.

Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is March 15, 2012, and accordingly the Company will pay accrued and unpaid interest to (but excluding) March 15, 2012 to all Holders of record on the February 28, 2012 regular record date for that interest payment date, without regard to whether or not a Holder exercises the Put Option.  The Repurchase Price to be paid to the Holders surrendering the Notes for repurchase on the Repurchase Date that are not withdrawn will include interest accrued from (and including) March 15, 2012 to (but excluding) the Repurchase Date.  We expect that the accrued and unpaid interest payable as part of the Repurchase Price will equal $0.53 per $1,000 principal amount of the Notes.

The Trustee has informed the Company that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form.  Accordingly, all Notes surrendered for repurchase hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.

To exercise your option to have the Company repurchase the Notes and to receive payment of the Repurchase Price, you must validly deliver your Notes through DTC’s transmittal procedures prior to 12:00 midnight, New York City time, at the end of the Expiration Date.  Notes delivered through DTC’s transmittal procedures for repurchase may be withdrawn at any time prior to 12:00 midnight, New York City time, at the end of the Expiration Date by complying with the withdrawal procedure of DTC.

The Trustee and Paying Agent is
U.S. Bank National Association,
and for purposes of this Issuer Repurchase Notice, its address is:

Registered and certified mail or overnight courier:	By telephone:

U.S. Bank National Association Corporate Trust Services 60 Livingston Avenue St. Paul, Minnesota 55107 Attention: Customer Service	(800) 934-6802

Additional copies of this Issuer Repurchase Notice may be obtained from the Paying Agent at its address set forth above.

The date of this Issuer Repurchase Notice is February 16, 2012.

TABLE OF CONTENTS

Summary Term Sheet			1
Important Information Concerning the Put Option			5
1.	Information Concerning the Company		5
2.	Information Concerning the Notes		5
	2.1.	The Company’s Obligation to Repurchase the Notes	5
	2.2.	Repurchase Price	5
	2.3.	Source of Funds	6
	2.4.	Conversion Rights of the Notes	6
	2.5.	Market for the Notes and the Company’s Common Shares	6
	2.6.	Redemption	7
	2.7.	Repurchase Upon a Change in Control	7
	2.8.	Ranking	7
	2.9.	Distributions	7
3.	Procedures To Be Followed By Holders Electing To Surrender Notes For Repurchase		7
	3.1.	Method of Delivery	8
	3.2.	Agreement to be Bound by the Terms of the Put Option	8
	3.3.	Delivery of Notes	9
4.	Right of Withdrawal		10
5.	Payment for Surrendered Notes		10
6.	Notes Acquired		11
7.	Plans and Proposals of the Company		11
8.	Interests of Trustees, Executive Officers and Affiliates of the Company in the Notes		11
9.	Repurchases of Securities by the Company and its Affiliates		12
10.	Certain United States Federal Income Tax Consequences		12
11.	Additional Information		16
12.	No Solicitations		17
13.	Definitions		17
14.	Conflicts		17

No person has been authorized to give any information or to make any representations in connection with the Put Option other than those contained in this Issuer Repurchase Notice, and, if given or made, such information or representations should not be relied upon as having been authorized.  This Issuer Repurchase Notice does not constitute an offer to buy or solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful.  The delivery of this Issuer Repurchase Notice shall not under any circumstances create any implication that the information contained in this Issuer Repurchase Notice is current as of any time after the date of such information.  None of the Company, its board of trustees (the “Board of Trustees”) or its officers is making any representation or recommendation to any Holder as to whether to exercise the Put Option.  You should consult with your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the principal amount of Notes for which the Put Option should be exercised.

The CUSIP numbers referenced in this Issuer Repurchase Notice have been assigned by CUSIP Global Services and are included solely for the convenience of the Holders.  Neither the Company, the Paying Agent nor the Trustee is responsible for the selection or use of the above-referenced CUSIP numbers, and no representation is made as to their correctness on the Notes or as indicated in this Issuer Repurchase Notice or any other document.

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Put Option.  To understand the Put Option fully and for a more detailed description of the terms of the Put Option, we urge you to read carefully the remainder of this Issuer Repurchase Notice, because the information in this summary is not complete and this Issuer Repurchase Notice contains additional important information.  We have included page references to direct you to a more detailed description of the topics in this summary.

Who is offering to repurchase my Notes?

Hospitality Properties Trust, a Maryland real estate investment trust and the issuer of the Notes, is obligated, at your option, to repurchase your validly surrendered Notes.  (Page 5)

Why is the Company offering to repurchase my Notes?

The right of each Holder of the Notes to sell and the obligation of the Company to repurchase the Notes pursuant to the Put Option Documents is a term of the Notes under the Indenture, and has been a right of Holders from the time the Notes were issued.  We are required to repurchase the Notes of any Holder validly exercising the Put Option pursuant to the terms of the Notes and the Indenture.  (Page 5)

What Notes are the Company obligated to repurchase?

We are obligated to repurchase all of the Notes validly surrendered at the option of the Holder in accordance with the terms set forth in the Put Option Documents.  As of February 14, 2012, there was $79,054,000 aggregate principal amount of Notes outstanding.  (Page 5)

How much will the Company pay for the Notes and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay in cash for all Notes validly surrendered for repurchase and not withdrawn, the Repurchase Price equal to 100% of the principal amount of the Notes to be repurchased plus unpaid interest accrued thereon to (but excluding) the Repurchase Date, upon the terms set forth in the Put Option Documents.  Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is March 15, 2012, which precedes the Repurchase Date, and accordingly the Company will pay accrued and unpaid interest to (but excluding) March 15, 2012 to all Holders of record on the February 28, 2012 regular record date for that interest payment date, without regard to whether or not a Holder exercises the Put Option.  The Repurchase Price to be paid to the Holders surrendering the Notes for repurchase on the Repurchase Date that are not withdrawn will include interest accrued from (and including) March 15, 2012 to (but excluding) the Repurchase Date.  We expect that the accrued and unpaid interest payable as part of the Repurchase Price will equal $0.53 per $1,000 principal amount of the Notes.  (Page 5)

How will the Company fund the repurchase of the Notes?

The Company intends to use existing cash balances and borrowings under its unsecured revolving line of credit to fund the repurchases of Notes.  (Page 6)

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes.  To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of our Common Shares (as defined below), our operating results and the market for similar securities.  Holders are urged to obtain current market information for the Notes, to the extent available, and our common shares of beneficial interest, $0.01 par value per share (the “Common Shares”) before making any decision with respect to the Put Option.  The Common Shares, into which the Notes are convertible, are listed on the New York Stock Exchange (the “NYSE”), under the symbol

“HPT”.  On February 14, 2012, the closing sale price of our Common Shares on the NYSE was $24.73 per share.  (Pages 6 and 7)

Is the Company making any recommendation about the Put Option?

Neither the Company nor its Board of Trustees or officers is making any recommendation as to whether or not you should surrender or refrain from exercising the Put Option.  Holders should make their own determination whether or not to exercise the Put Option, and if so, the amount of Notes for which to exercise the Put Option.  (Page 5)

When does the Put Option expire?

The Put Option expires at 12:00 midnight, New York City time, at the end of the Expiration Date.  We will not extend the period that Holders have to exercise the Put Option unless required to do so by applicable law.  (Page 5)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by us of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and satisfying the procedural requirements described in this Issuer Repurchase Notice.  (Page 5)

How do I surrender my Notes?

The Trustee has informed the Company that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, you may exercise the Put Option with respect to your Notes held through DTC in the following manner:

•                  If your Notes are held through a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to exercise the Put Option and instruct such nominee to exercise the Put Option by surrendering the Notes on your behalf through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”); or

•                  If you are a DTC participant and hold your Notes through DTC directly, you exercise the Put Option by surrendering your Notes electronically through ATOP, subject to the terms and procedures of ATOP.

While we do not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, any such Holder who desires to surrender Notes pursuant to the Put Option and holds physical certificates evidencing such Notes must complete and sign a repurchase notice in the form attached hereto as Annex A (a “Repurchase Notice”) in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice, together with the certificates evidencing the Notes being surrendered and all necessary endorsements, to the Trustee, in its capacity as paying agent (the “Paying Agent”).  (Pages 7 through 10)

You bear the risk of untimely surrender of your Notes.  You must allow sufficient time for completion of the necessary DTC procedures before 12:00 midnight, New York City time, at the end of the Expiration Date.  By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Put Option set forth in this Issuer Repurchase Notice.

If I surrender my Notes, when will I receive payment for them?

We will accept for payment all validly surrendered Notes promptly upon expiration of the Put Option.  On or before 10:00 a.m., New York City time, on the Repurchase Date, we will deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price of all validly surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes.  DTC will thereafter distribute the cash to its participants in accordance with its procedures.  To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you.  (Pages 10 and 11)

Can I withdraw previously surrendered Notes?

Yes.  To withdraw your previous exercise of the Put Option with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to 12:00 midnight, New York City time, at the end of the Expiration Date.  While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the Put Option was previously exercised must, instead of complying with DTC withdrawal procedures, complete and sign a withdrawal notice in the form attached hereto as Annex B (a “Withdrawal Notice”) in accordance with Section 2.08 of the Supplemental Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 12:00 midnight, New York City time, at the end of the Expiration Date.  (Page 10)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT OPTION WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE.

You bear the risk of untimely withdrawal of previously surrendered Notes.  You must allow for sufficient time for completion of the DTC procedures prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

Do I need to do anything if I do not wish to exercise the Put Option?

No.  If you do not surrender your Notes before the expiration of the Put Option, we will not repurchase your Notes and such Notes will remain outstanding subject to their existing terms.  (Pages 7 and 8)

If I choose to surrender some of my Notes for repurchase, do I have to surrender all of my Notes?

No.  You may surrender all of your Notes, a portion of your Notes in integral multiples of $1,000 or none of your Notes for repurchase.  (Pages 7 and 8)

If I do not surrender my Notes for repurchase, will I continue to be able to exercise my conversion rights?

Yes.  If you do not surrender your Notes for repurchase, your conversion rights will not be affected.  You will continue to have the right to convert the Notes into Common Shares, subject to the terms in the Indenture and the Notes.  (Page 6)

If I exercise the Put Option, will my receipt of cash for Notes with respect to which I exercised the Put Option be a taxable transaction for U.S. federal income tax purposes?

The receipt of cash for Notes pursuant to an exercise of the Put Option will result in the receipt of interest income and the realization of gain or loss for U.S. federal income tax purposes.  You should consult with your tax advisor regarding the actual tax consequences to you.  (Pages 12 through 16)

Who is the Paying Agent?

U.S. Bank National Association, the Trustee under the Indenture, is serving as Paying Agent in connection with the Put Option.  The Paying Agent’s address and telephone number are set forth on the front cover of this Issuer Repurchase Notice.

Where can Holders get more information regarding the Put Option?

Any questions or requests for assistance or for additional copies of this Issuer Repurchase Notice, the Repurchase Notice or the Withdrawal Notice should be directed to the Paying Agent at the address or telephone number set forth on the front cover of this Issuer Repurchase Notice.

IMPORTANT INFORMATION CONCERNING THE PUT OPTION

1.  Information Concerning the Company.  We are a real estate investment trust organized under the laws of the state of Maryland that owns hotels and travel centers.  As of December 31, 2011, we owned 288 hotels and 185 travel centers located in 44 states, Puerto Rico and Canada in which we have invested approximately $6.7 billion.  Our principal executive offices are located at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, and our telephone number is (617) 964-8389.

2.  Information Concerning the Notes.  The Notes were issued under the Base Indenture as supplemented by the Supplemental Indenture.  As of February 14, 2012, there was $79,054,000 aggregate principal amount of Notes outstanding.  The Notes mature on March 15, 2027.  The Notes bear interest at a rate of 3.80% per year, payable semiannually in arrears on March 15 and September 15 of each year for the period from and including the immediately preceding interest payment date to but excluding the current interest payment date.  Interest will be paid to Holders of record at the close of business on February 28 or August 31, as the case may be, immediately preceding the relevant interest payment date.  Interest on the notes is computed on the basis of a 360-day year composed of twelve 30-day months. Unless the Company defaults in repurchasing Notes validly surrendered pursuant to the Put Option and not withdrawn, interest on the Notes validly surrendered pursuant to the Put Option and not withdrawn will cease to accrue on the Repurchase Date.

2.1.  The Company’s Obligation to Repurchase the Notes.  Pursuant to the terms of the Indenture and the Notes, the Company is obligated, at the Holder’s option, to repurchase on the Repurchase Date, which is March 20, 2012, all Notes validly surrendered for repurchase and not withdrawn.  The Put Option will expire at 12:00 midnight, New York City time, at the end of the Expiration Date, which is March 15, 2012.  The terms and conditions of the Indenture and Notes require Holders that choose to exercise the Put Option to surrender Notes for repurchase by March 15, 2012, and the Company does not expect to extend the period Holders have to exercise the Put Option unless required to do so by federal securities laws. Regardless of whether we extend this period, the Indenture does not provide us with the right to delay the Repurchase Date.  Holders may surrender all of their Notes, a portion of their Notes in integral multiples of $1,000 or none of their Notes pursuant to the Put Option.  The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and in accordance with the procedural requirements described in this Issuer Repurchase Notice.

2.2.  Repurchase Price.  Pursuant to the terms of the Indenture and the Notes, the Repurchase Price to be paid by the Company for the Notes on the Repurchase Date is 100% of the principal amount of the Notes to be repurchased plus unpaid interest accrued thereon to, but excluding, the Repurchase Date, upon the terms set forth in the Put Option Documents.  The Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for repurchase and not withdrawn prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is March 15, 2012, which precedes the Repurchase Date, and accordingly the Company will pay accrued and unpaid interest to (but excluding) March 15, 2012 to all Holders of record on the February 28, 2012 regular record date for that interest payment date, without regard to whether or not a Holder exercises the Put Option.  The Repurchase Price to be paid to the Holders surrendering the Notes for repurchase on the Repurchase Date that are not withdrawn will include interest accrued from (and including) March 15, 2012 to (but excluding) the Repurchase Date.  We expect that the accrued and unpaid interest payable as part of the Repurchase Price will equal $0.53 per $1,000 principal amount of the Notes.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Shares.  Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Expiration Date or the Repurchase Date.  Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes and our Common Shares before making a decision whether to surrender their Notes for repurchase.

Neither the Company nor its Board of Trustees or officers are making any recommendation as to whether or not you should surrender or refrain from exercising the Put Option.  Holders should make their own determination whether or not to exercise the Put Option, and if so, the amount of Notes for which to exercise the Put Option.

2.3  Source of Funds.  As of February 14, 2012, there was $79,054,000 aggregate principal amount of Notes outstanding.  Assuming all such Notes remain outstanding as of the Repurchase Date, we would need approximately $79.1 million to repurchase all of the Notes on the Repurchase Date, assuming a purchase price in cash equal to 100% of the principal amount of the Notes to be repurchased, plus unpaid interest accrued thereon to (but excluding) the Repurchase Date.  We intend to use a combination of cash on hand and borrowings under our unsecured revolving credit facility to pay for the Notes that we repurchase in the Put Option.

We maintain a revolving credit facility with Wells Fargo Bank, National Association, as administrative agent, and a group of additional institutional lenders.  The maturity date of our revolving credit facility is September 7, 2015 and, subject to certain conditions, we have the option to extend the facility for one additional year upon payment of an extension fee.  The annual interest rate payable for drawn amounts under the facility is LIBOR plus 130 basis points, subject to adjustments based on our credit ratings.  We may borrow up to $750,000,000 under the revolving credit facility.  Borrowings under our revolving credit facility are unsecured.  We may draw, repay and redraw funds until maturity, and no principal repayment is due until maturity.  As of February 14, 2012, we had $125,000,000 outstanding under our revolving credit facility.  The interest rate on our borrowings under the credit facility was 1.56% per annum at February 14, 2012.  Our revolving credit facility agreement contains a number of financial ratio covenants which generally restrict our ability to incur debts, including debts secured by mortgages on our properties, in excess of calculated amounts, require us to maintain a minimum net worth, restrict our ability to make distributions under certain circumstances and require us to maintain various financial ratios.  As of December 31, 2011, we were in compliance with all of our covenants under our revolving credit facility agreement.  Our revolving credit facility agreement has cross default provisions to other indebtedness that is recourse of $25 million or more and indebtedness that is non-recourse of $75 million or more.

2.4.  Conversion Rights of the Notes.  Holders that do not surrender their Notes for repurchase pursuant to the Put Option will maintain the right to convert their Notes into cash and Common Shares, if any, subject to the terms specified in the Indenture and the Notes.  Any Notes which are surrendered pursuant to the Put Option may be converted in accordance with the terms of the Indenture and the Notes only if such surrender has been validly withdrawn prior to the Expiration Date, as described in Section 4 below, and then only in accordance with the Indenture and the Notes.

As further provided in the Indenture and the Notes and subject to the terms, conditions and limitations contained therein, Holders may convert their Notes based on the applicable conversion rate (i) at any time on or after March 15, 2026, (ii) during any calendar quarter (and only during such calendar quarter), if, and only if, the closing sale price of the Common Shares for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is greater than 130% of the conversion price per Common Share in effect on the applicable trading day, (iii) during the five consecutive trading day period following any five consecutive trading day period in which the trading price of the Notes was less than 98% of the product of the closing sale price of the Common Shares multiplied by the applicable conversion rate, (iv) if those notes have been called for redemption, (v) upon the occurrence of specified transactions, including certain changes of control described in the Indenture, or (vi) if the Common Shares are not listed on a U.S. national or regional securities exchange for 30 consecutive trading days.  The current conversion rate for each $1,000 principal amount of notes is 19.8018 Common Shares, payable in cash and, at the Company’s election, in Common Shares, which is the equivalent to a conversion price of $50.50 per Common Share. The conversion rate is subject to adjustment in certain circumstances described in the Indenture.  The Company believes that none of the conditions which permit the conversion of the Notes has been satisfied as of the date of this Issuer Repurchase Notice and accordingly that the Notes are not currently convertible as of such date.  The Company is also not aware of any pending transaction which would result in the satisfaction of the conditions specified in clause (iv), (v) or (vi) above prior to the Repurchase Date.

2.5.  Market for the Notes and the Company’s Common Shares.  There is no established reporting system or market for trading in the Notes.  The Company believes the Notes are traded over the counter and that there is no practical way to accurately reflect the trading history of the Notes.  To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on such factors as trading volume, the balance between buy and sell orders, prevailing interest rates, the market price of the Common Shares, the Company’s operating results and the market for similar securities.  Holders are urged to obtain current market information for the Notes, to the extent available, and the Common Shares, into which the Notes may be convertible, before making any decision with respect to the Put Option.  We cannot assure you that a market will exist for the Notes following our repurchase of Notes pursuant to the Put Option.  The extent of the market for the Notes following our repurchase of Notes pursuant to the Put Option will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes.  As of the date of this Issuer Repurchase Notice, all of the Notes are held in global form through DTC.  As of February 14, 2012, there was $79,054,000 aggregate principal amount of Notes outstanding and DTC was the sole record Holder of the Notes.

The Common Shares are listed on the NYSE under the symbol “HPT”.  The following table sets forth for the periods indicated the high and low sale prices of the Common Shares as reported on the NYSE:

Year Ended December 31, 2012	High	Low
First Quarter (through February 14, 2012)	$25.34	$22.89

Year Ended December 31, 2011	High	Low
First Quarter	$25.94	$21.79
Second Quarter	24.84	21.48
Third Quarter	25.74	19.00
Fourth Quarter	24.65	19.22

Year Ended December 31, 2010	High	Low
First Quarter	$25.08	$21.09
Second Quarter	28.32	20.60
Third Quarter	22.63	18.99
Fourth Quarter	24.73	21.34

On February 14, 2012, the closing sale price of the Common Shares on the NYSE was $24.73 per share.  As of December 31, 2011, there were approximately 123,521,535 Common Shares outstanding.  We urge you to obtain current market information for the Notes, to the extent available, and for the Common Shares before making any decision to surrender your Notes pursuant to the Put Option.

2.6.  Redemption.  The Company may redeem the Notes, in whole or in part, for cash on or after March 20, 2012, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus unpaid interest, if any, accrued thereon to, but excluding, the redemption date.

2.7.  Repurchase Upon a Change in Control.  Subject to the terms and conditions of the Indenture and the Notes, a Holder may require the Company to repurchase for cash, in whole or in part (in principal amounts of $1,000 and integral multiples thereof) any of the Holder’s Notes not already repurchased if a Change in Control (as defined in the Indenture) occurs prior to March 20, 2012 at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.  The Company is not currently aware of any pending Change in Control that would occur prior to March 20, 2012.

2.8.  Ranking.  The Notes are senior unsecured obligations of the Company and rank equally with all of the Company’s other existing and future unsecured senior indebtedness.  The Notes are effectively subordinated to all existing and future indebtedness of the Company’s subsidiaries, including their guarantees of borrowings under the Company’s revolving credit facility described in Section 2.3 above.  The Notes are also be effectively subordinated to the Company’s existing and future secured indebtedness.

2.9.  Distributions.  The Holders of Notes are not entitled to dividends.  Upon conversion into Common Shares, if applicable, the Holders would be entitled to distributions, if any, made to holders of Common Shares.

3.  Procedures To Be Followed By Holders Electing To Surrender Notes For Repurchase.  Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly surrender their Notes for repurchase and do not withdraw the Notes prior to 12:00 midnight, New York City time, at the end of the Expiration Date.  Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple thereof and any remaining portion of Notes held by a Holder must be a multiple of $1,000.  If Holders do not validly surrender their Notes prior to the Expiration Date, their Notes will remain outstanding subject to the existing terms of the Notes.

3.1.  Method of Delivery.  The Trustee has informed the Company that, as of the date of this Issuer Repurchase Notice, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts, and there are no certificated Notes in non-global form.  Accordingly, unless physical certificates are issued following the date hereof, all Notes surrendered for repurchase hereunder must be delivered through DTC’s ATOP system.  This Issuer Repurchase Notice constitutes the notice from the Company described in Section 2.08 of the Supplemental Indenture.  The delivery of Notes via the ATOP system will constitute an Optional Repurchase Notice (as defined in the Supplemental Indenture) satisfying Holders’ notice requirements in Section 2.08 of the Supplemental Indenture.  Delivery of Notes and all other required documents, including delivery and acceptance through the ATOP system, is at the election and risk of the person surrendering such Notes.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY EXERCISE THE PUT OPTION BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL REPURCHASE NOTICE.

3.2.  Agreement to be Bound by the Terms of the Put Option.  By surrendering your Notes through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

•                  such Notes shall be repurchased as of the Repurchase Date pursuant to the terms set forth in this Issuer Repurchase Notice;

•                  such Holder agrees to all of the terms set forth in this Issuer Repurchase Notice;

•                  such Holder has received this Issuer Repurchase Notice and acknowledges that this Issuer Repurchase Notice provides the notice required pursuant to the Indenture;

•                  upon the terms set forth in the Put Option Documents, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Company and its trustees, officers and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any conversion, redemption or defeasance of the Notes (other than claims under federal securities laws), and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC or the Trustee, together with all necessary evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the terms set forth in this Issuer Repurchase Notice;

•                  such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that, when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances of any kind and not subject to any adverse claim or right;

•                  such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•                  such Holder understands that all Notes properly surrendered for repurchase and not withdrawn prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be repurchased at the Repurchase Price, in cash, pursuant to the terms of the Put Option Documents;

•                  payment for Notes repurchased pursuant to the Issuer Repurchase Notice will be made by deposit of the Repurchase Price for such Notes with the Paying Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•                  surrenders of Notes may be withdrawn by written notice of withdrawal delivered pursuant to the procedures set forth in this Issuer Repurchase Notice at any time prior to 12:00 midnight, New York City time, at the end of on the Expiration Date;

•                  all authority conferred or agreed to be conferred pursuant to the terms of the Put Option hereby shall survive the death or incapacity of the Holder and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•                  the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidence of authority and any other required documents in form satisfactory to the Company; and

•                  all questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any surrender of Notes pursuant to the procedures described in this Issuer Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties.

3.3.  Delivery of Notes.

Notes Held Through a Custodian. If you wish to exercise the Put Option with respect to Notes that are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and instruct such nominee to surrender the Notes for purchase on your behalf through the transmittal procedures of DTC as set forth below in “Notes Held by a DTC Participant” on or prior to 12:00 midnight, New York City time, at the end of the Expiration Date.  The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity.  The Company hereby requests that each broker, dealer, commercial bank, trust company or other nominee that holds Notes inform the Company of the approximate number of beneficial owners of the Notes that are held by such nominee.

Notes Held by a DTC Participant. If you are a DTC participant who wishes to exercise the Put Option with respect to any of your Notes, you must:

•                  deliver to the Paying Agent’s account at DTC through DTC’s book-entry system your beneficial interest in the Notes prior to 12:00 midnight, New York City time, at the end of the Expiration Date; and

•                  electronically transmit your acceptance through DTC’s ATOP system, subject to the terms and procedures of that system, prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

In exercising the Put Option through ATOP, the electronic instructions sent to DTC by you or by a broker, dealer, commercial bank, trust company or other nominee on your behalf, and transmitted by DTC to the Paying Agent will acknowledge, on behalf of you and DTC, your receipt of and agreement to be bound by the terms of the Put Option, including those set forth above under Section 3.2.

Notes Held in Certificated Non-Global Form. While the Company does not expect any Notes to be issued to a Holder other than DTC or its nominee in physical certificates after the date hereof, in the event that physical certificates evidencing the Notes are issued to such a Holder, then, in order to exercise the Put Option with respect to such Notes, any such Holder of the Notes must complete and sign a Repurchase Notice in the form attached hereto as Annex A in accordance with the instructions set forth therein, have the signature thereon guaranteed and deliver such manually signed Repurchase Notice to the Paying Agent prior to 12:00 midnight, New York City time, at the end of the Expiration Date. For such a Holder to receive payment of the Repurchase Price for such Notes with respect to the Put Option, the Holder must deliver such Notes to the Paying Agent prior to, on or after the Repurchase Date together with all necessary endorsements.  All signatures on a Repurchase Notice and endorsing the Notes must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, an “Eligible Institution”); provided, however, that signatures need not be guaranteed if such Notes are tendered for the account of an Eligible Institution.  If a Repurchase Notice or any Note is signed by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing, and proper evidence satisfactory to the Company of the authority of such person so to act must be submitted.

You bear the risk of untimely surrender of your Notes.  You must allow sufficient time for completion of the necessary DTC or Paying Agent procedures, as applicable, before 12:00 midnight, New York City time, at the end of the Expiration Date.

4.  Right of Withdrawal.

To withdraw your previous exercise of the Put Option with respect to any Notes, you must comply with the withdrawal procedures of DTC prior to 12:00 midnight, New York City time, at the end of the Expiration Date.  The Company understands that this means that you must deliver, or cause to be delivered, a valid withdrawal request through the ATOP system before 12:00 midnight, New York City time, at the end of the Expiration Date.  In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to withdraw any Notes evidenced by physical certificates with respect to which the Put Option was previously exercised must, instead of complying with DTC withdrawal procedures, complete and sign a Withdrawal Notice in the form attached hereto as Annex B in accordance with Section 2.08 of the Supplemental Indenture and deliver such manually signed Withdrawal Notice to the Paying Agent prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE PUT OPTION WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE.

You bear the risk of untimely withdrawal of previously surrendered Notes.  You must allow for sufficient time for completion of the DTC or Paying Agent procedures prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of Withdrawal Notices.  Notes withdrawn from the Put Option may be resurrendered by following the surrender procedures described in Section 3 above.

5.  Payment for Surrendered Notes.  On or before 10:00 a.m., New York City time, on the Repurchase Date, the Company will deposit with the Paying Agent the appropriate amount of cash required to pay the Repurchase Price of all validly surrendered Notes, and the Paying Agent will promptly distribute the cash to DTC, the sole Holder of record of the Notes.  DTC will thereafter distribute the cash to its participants in accordance with its procedures.  To the extent that you are not a DTC participant, your broker, dealer, commercial bank, trust company or other nominee, as the case may be, will distribute the cash to you.  In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee and the Put Option is exercised and not withdrawn with respect to such Notes, then the Paying Agent will pay the Repurchase Price for such Notes to the Holder promptly following the later of March 20, 2012 and the delivery of such Notes to the Paying Agent together with all necessary endorsements as described in Section 3.3 above.

The total amount of funds required by us to repurchase all of the Notes is $79.1 million plus accrued and unpaid interest to, but excluding, the Repurchase Date (assuming all of the Notes are validly surrendered for repurchase and accepted for payment on the Repurchase Date).

6.  Notes Acquired.  Any Notes repurchased by us pursuant to the Put Option will be canceled by the Trustee, pursuant to the terms of the Indenture.

7.  Plans and Proposals of the Company.  Except as publicly disclosed prior to the date of this Issuer Repurchase Notice, the Company does not currently have any plans which would be material to a Holder’s decision to surrender Notes for the repurchase in the Put Option, which relate to or which would result in:

•                  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•                  any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;

•                  any material change in the Company’s present distribution rate or policy, indebtedness or capitalization;

•                  any change in the Company’s present Board of Trustees or management, including, but not limited to, any plans or proposals to change the number or the term of trustees, to fill any existing vacancies on the Board of Trustees or to change any material term of any agreement with any executive officer;

•                  any other material change in the corporate structure or business of the Company;

•                  any class of equity securities of the Company to be delisted from a national securities exchange or cease to be authorized to be quoted in an automated quotation system operated by a national securities association;

•                  any class of equity securities of the Company becoming eligible for termination of registration under Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•      the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•                  the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•                  any changes in charter, bylaws or other governing instruments of the Company, or other actions that could impede the acquisition of control of the Company.

8.  Interests of Trustees, Executive Officers and Affiliates of the Company in the Notes.  Except as otherwise disclosed herein, based on a reasonable inquiry by the Company:

•                  none of the Company, its subsidiaries or other affiliates or its executive officers or trustees or any of their associates has any beneficial interest in the Notes;

•                  during the 60 days preceding the date of this Issuer Repurchase Notice, none of the Company, its subsidiaries or affiliates or its executive officers or trustees has engaged in any transactions in the Notes;

•                  the Company will not repurchase any Notes from any of its affiliates, executive officers or trustees.

A list of the trustees and executive officers of the Company and their addresses is attached to this Issuer Repurchase Notice as Annex C.

9.  Repurchases of Securities by the Company and its Affiliates.  Each of the Company and its affiliates, including its executive officers and trustees, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to repurchase Notes) other than through the Put Option until at least the tenth business day after the Expiration Date.  Following such time, if any Notes remain outstanding, the Company and its affiliates may repurchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at repurchase prices higher or lower than the Repurchase Price.  Any decision to repurchase Notes after the Put Option, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for repurchase pursuant to the Put Option, the market price of the Common Shares, the business and financial position of the Company and general economic and market conditions.

10.  Certain United States Federal Income Tax Consequences.

To ensure compliance with the requirements imposed by the Internal Revenue Service (the “IRS”), Holders should be aware that any discussions of United States federal tax issues set forth in this Issuer Repurchase Notice or the Repurchase Notice were written to support the promotion and marketing by the Company of the Put Option.  Such discussions were not intended or written to be used, and they cannot be used, by any person for the purpose of avoiding any United States tax penalties that may be imposed on such person.  Each Holder of Notes should seek advice based on its particular circumstances from an independent tax advisor.

This is a summary of the material United States federal income tax consequences related to a sale of Notes by beneficial owners of Notes pursuant to the Put Option.  This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations now in effect, all of which are subject to change (possibly with retroactive effect) or differing interpretations.  We have not sought a ruling from the IRS with respect to any matter described in this summary, and we cannot provide any assurance that the IRS or a court will agree with the statements made in this summary.  The discussion below deals only with Notes that are held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts (“REITs”), dealers in securities or currencies, certain United States expatriates, tax-exempt entities, persons using a mark-to-market method of accounting for United States federal income tax purposes, or persons holding Notes in a tax-deferred or tax-advantaged account, as a position in a straddle or as part of a hedge, conversion, constructive sale transaction, or constructive ownership transaction for such tax purposes.  The discussion does not address all of the tax consequences that may be relevant to a sale of Notes pursuant to the Put Option, including the United States federal estate, gift or generation-skipping transfer tax consequences or any state, local or foreign tax consequences of the Put Option.  Moreover, the discussion does not address the application, or the potential application, of the alternative minimum tax.

Holders should consult their own tax advisors with respect to the tax consequences to them of the disposition of Notes in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

United States Holders

For purposes of this summary, a “United States Holder” is a beneficial owner of our Notes who or which for United States federal income tax purposes is:

•                  a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the substantial presence residency test under the United States federal income tax laws;

•                  a corporation or other entity treated as a corporation for United States federal income tax purposes that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•                  an estate the income of which is subject to United States federal income taxation regardless of its source; or

•                  (a) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) a trust in existence on August 20, 1996 that has a valid election in effect under applicable Treasury regulations to be treated as a United States person;

and if such status as a United States Holder is not overridden pursuant to the provisions of an applicable tax treaty.  If a partnership (including any entity treated as a partnership for federal income tax purposes) is a beneficial owner of our Notes, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership.  A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors about the federal income tax consequences of the sale of our Notes pursuant to the Put Option.

Sale of Notes

The receipt of cash by a United States Holder from a sale of a Note pursuant to the Put Option will be a taxable transaction for United States federal income tax purposes.  Subject to the market discount rules discussed below, a United States Holder will recognize capital gain or loss in an amount equal to the difference between (a) the amount of cash received (other than any amounts attributable to accrued but unpaid interest, as described below) and (b) the United States Holder’s adjusted tax basis in the Note.  In general, a United States Holder’s adjusted tax basis in a Note equals (a) such United States Holder’s initial cost of such Note (not including any accrued interest paid upon acquisition), (b) increased by any market discount, as discussed below, previously included in income by such United States holder with respect to such Note and (c) decreased by any amortizable bond premium previously taken into account by the United States Holder with respect to the Note.  Such capital gain or loss will be long-term capital gain or loss if the United States Holder held the Note for more than one year at the time of such sale.  A preferential tax rate may apply to long-term capital gain recognized by a noncorporate United States Holder.  The deductibility of capital losses is subject to certain limitations.  The cash received attributable to accrued but unpaid interest that has not yet been included in the United States Holder’s income will be taxable as ordinary interest income, except to the extent any amount received is attributable to prior accrued stated interest paid by the United States Holder upon acquisition of the Note.

A Note has “market discount” if its stated principal amount exceeds its tax basis in the hands of a United States Holder immediately after the United States Holder’s acquisition of the Note, unless a statutorily defined de minimis exception applies.  Gain recognized by a United States Holder with respect to a Note acquired with market discount will generally be subject to tax as ordinary income to the extent of the market discount accrued.  This rule will not apply to a United States Holder who has elected to include market discount in income as it accrues on the Note for United States federal income tax purposes.  Such a United States Holder will instead include in ordinary income the market discount on the Note that has accrued through the date of the sale pursuant to the Put Option that has not already been included in the United States Holder’s income, which inclusion will increase the United States Holder’s adjusted tax basis in the Note and decrease the gain the United States Holder would otherwise report on the sale of the Note.

Backup Withholding and Information Reporting

The Put Option proceeds may be subject to information reporting and may also be subject to United States federal backup withholding if the United States Holder thereof fails to supply an accurate taxpayer identification number in the required manner or otherwise fails to comply with applicable United States information reporting or certification requirements.  Backup withholding is not an additional tax.  Any amounts so withheld will be allowed as a credit against a United States Holder’s United States federal income tax liability and may entitle such United States Holder to a refund from the IRS, provided the required information is timely furnished to the IRS.

Non-United States Holders

As used herein, the term “Non-United States Holder” means a beneficial owner of the Notes that is not a United States Holder as defined above (a beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors regarding the partnership’s and their status).  Each Non-United States Holder is urged to consult its own tax advisors regarding the United States federal, state, local and foreign tax consequences of the sale of our Notes pursuant to the Put Option.

In General

The receipt of cash by a Non-United States Holder from a sale of a Note pursuant to the Put Option, and for amounts attributable to accrued but unpaid interest on the Note, generally will not be subject to United States federal income or withholding tax, provided that (a) such Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote; (b) such Non-United States Holder is neither a controlled foreign corporation that is related to us through stock ownership nor a bank receiving interest on a loan entered into in the ordinary course of business; (c) such interest and any gain realized on a sale of a Note pursuant to the Put Option is not effectively connected with the conduct by the Non-United States Holder of a trade or business within the United States; (d) the applicable withholding agent has received from such Non-United States Holder a properly executed, applicable IRS Form W-8 or substantially similar form in the year of receipt or in a previous calendar year to the extent provided for in the instructions to the applicable IRS Form W-8; (e) any such Non-United States Holder who is an individual is present in the United States for fewer than 183 days during the taxable year of the sale pursuant to the Put Option; and (f) Section 897 of the Code, as discussed below, does not apply to the Notes or to the Non-United States Holder.

The IRS Form W-8 or substantially similar form must be signed by the Non-United States Holder under penalties of perjury certifying that such person is a Non-United States Holder and providing, among other things, the name and address of the Non-United States Holder.  A Non-United States Holder must inform the applicable withholding agent of any change in the information on the statement within 30 days of the change.  If a Non-United States Holder holds a Note through a securities clearing organization or other qualified institution, the organization or institution may provide a signed statement to the applicable withholding agent.  However, in that case, the signed statement generally must be accompanied by a statement containing the relevant information from the executed IRS Form W-8 or substantially similar form such Non-United States Holder provided to the organization or institution.  If the Non-United States Holder holds a Note through certain foreign intermediaries or certain foreign partnerships, the Non-United States Holder and the foreign intermediary or foreign partnership must satisfy the certification requirements of applicable Treasury regulations.

Except in the case of income or gain in respect of a Note that is effectively connected with the conduct of a United States trade or business, discussed below, interest received or gain realized by a Non-United States Holder that does not qualify for exemption from taxation (as described above) generally will be subject to United States federal income tax at a rate of 30% (and in the case of interest, withholding) unless reduced or eliminated by an applicable tax treaty.  A Non-United States Holder must generally use an applicable IRS Form W-8 or substantially similar form to claim tax treaty benefits.  A Non-United States Holder claiming benefits under an income tax treaty must be aware that it may be required to obtain a taxpayer identification number and to provide a certification of eligibility under the applicable treaty’s limitations on benefits article in order to comply with the applicable certification requirements of the Treasury regulations.

Interest or gain on the sale of a Note held by a Non-United States Holder that is effectively connected with the conduct of a United States trade or business of such Non-United States Holder (and, if required by an applicable tax treaty, is attributable to a United States permanent establishment) is subject to regular United States federal income tax on that interest or gain in generally the same manner as interest received or gain realized by United States Holders, and general United States federal income tax return filing requirements will apply.  In addition, if the Non-United States Holder is a corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected adjusted earnings and profits for the taxable year of the sale, unless it qualifies for a lower rate under an applicable tax treaty.  To obtain an exemption from 30% withholding on interest on the Notes that is effectively connected with the conduct of a United States trade or business by a Non-United States Holder, such Non-United States Holder generally must provide the applicable withholding agent with a properly executed applicable IRS Form W-8 or substantially similar form.

Section 897

A Non-United States Holder may be subject to United States federal income tax, increased United States tax filing requirements, and possibly a branch profits tax, in respect of all of the gain realized on the sale of the Notes pursuant to the Put Option if those Notes constitute United States real property interests under Section 897 of the Code and related Treasury regulations.  The Notes will not constitute United States real property interests if we are a “domestically controlled” REIT.  A domestically controlled REIT is a REIT in which, at all times during the preceding five-year period, less than 50% in value of its shares is held directly or indirectly by foreign persons.  We believe that we have been and will remain a domestically controlled REIT and thus a Non-United States Holder’s gain on the sale of the Notes pursuant to the Put Option will not be subject to United States federal income taxation as a sale of a United States real property interest.  However, because our Notes and common shares are traded, we can provide no assurance that we have been or will remain a domestically controlled REIT.  If we are not a domestically controlled REIT, but our common shares or the Notes, as the case may be, are “regularly traded,” as defined by applicable Treasury regulations, on an “established securities market,” then a Non-United States Holder’s gain on the sale of the Notes pursuant to the Put Option will not be subject to United States federal income taxation as a sale of a United States real property interest if:

•                  the Non-United States Holder has not directly or indirectly owned, at any time during the preceding five-year period, more than 5% of the total outstanding Notes;

•                  the Non-United States Holder has not directly or indirectly owned, at any time during the preceding five-year period, more than 5% of our outstanding common shares; and

•                  upon the date of the Non-United States Holder’s acquisition of any of the Notes or any other interests in our Company not regularly traded on an established securities market, the aggregate fair market value of the Non-United States Holder’s directly and indirectly owned Notes, plus any of the Non-United States Holder’s other directly or indirectly owned interests in our Company not regularly traded on an established securities market, did not exceed 5% of the aggregate value of our regularly traded class of shares with the lowest aggregate fair market value.

The NYSE, where our Common Shares trade, is an established securities market for these purposes, but it is not clear whether the Notes trade on an established securities market or are “regularly traded” on such a market.  Because the Notes of others may be or may have been redeemed or repurchased and are convertible, a Non-United States Holder’s percentage interest of the total outstanding Notes may increase or may have increased even if it does not acquire or has not acquired any additional Notes.

As stated above, we believe that we have been and will remain a domestically controlled REIT, such that Non-United States Holders would generally not be subject to United States federal income tax on gain from a disposition of our Notes under Section 897 of the Code, and therefore no United States federal income tax withholding would apply to such dispositions.  But if we are not or cease to remain a domestically controlled REIT, then we would be a United States real property holding corporation under Section 897 of the Code.  In that event, Sections 1445 and 1446 of the Code might require income tax withholding on taxable dispositions of Notes by or for the benefit of Non-United States Holders at a rate of 10% of the amount realized, or in some cases 35% of the gain realized, on such dispositions.  Because we believe that we have been and will remain a domestically controlled REIT, we do not intend to withhold any Put Option proceeds under Section 1445 of the Code.  However, each person under a potential obligation to withhold tax under Sections 1445 or 1446 of the Code should consider whether or not it must withhold any amounts.  For example, income tax withholding under Sections 1445 or 1446 of the Code in respect of Put Option proceeds may be required of disposing United States Holders that are partnerships, trusts, estates, and other entities because of their beneficial ownership by Non-United States Holders if we are not a domestically controlled REIT.  We encourage Non-United States Holders to consult with their own tax advisors to determine whether they meet the ownership thresholds discussed above in the event that we are not a domestically controlled REIT, or whether they or their Notes otherwise qualify for exemption from Sections 897, 1445, and 1446 of the Code.

Backup Withholding and Information Reporting

Unless the Non-United States Holder complies with certification procedures to establish that it is a Non-United States Holder, information returns may be filed with the IRS in connection with the Put Option proceeds, and Non-United States Holders may be subject to United States backup withholding on the Put Option proceeds.  Compliance with the certification procedures required to claim the exemption from withholding tax described above will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from payment to a Non-United States Holder will be allowed as a credit against the Non-United States Holder’s United States federal income tax liability and may entitle the Non-United States Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-Surrendering Holders

There will be no United States federal income tax consequences by reason of the Put Option to a Holder of Notes who does not surrender a Note pursuant to the Put Option.  The United States federal income tax consequences of a Holder of Notes continuing to hold a Note will not be affected by not surrendering the Note pursuant to the Put Option.  However, our repurchase of Notes pursuant to the Put Option would reduce the number of outstanding Notes and thereby increase the percentage of the Notes held by each remaining Holder of Notes.  This increase might affect the United States federal income tax consequences to a Non-United States Holder upon a subsequent disposition of Notes under Sections 897, 1445, and 1446 of the Code, as discussed above.

11.  Additional Information.  The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  Such reports, proxy statements and other information is available on the SEC’s website at www.sec.gov.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Put Option.  The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained in the same manner as set forth above.

The documents listed below (as such documents may be amended from time to time) contain important information about the Company and its financial condition:

•                  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (the “Annual Report”);

•                  The information identified as incorporated by reference under Items 10, 11, 12, 13 and 14 of Part III of the Annual Report from the Company’s definitive Proxy Statement for its 2011 Annual Meeting of Shareholders filed February 22, 2011; and

•                  The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011;

•                  The Company’s Current Reports on Form 8-K filed February 1, 2011, May 16, 2011 (as amended by our Current Report on Form 8-K/A filed August 12, 2011), June 15, 2011, July 26, 2011, September 9, 2011, November 8, 2011, January 13, 2012, January 18, 2012 and February 2, 2012;

•                  The description of the Common Shares contained in the Company’s Registration Statement on Form 8-A dated May 30, 1997, including any amendment or report filed for the purpose of updating that description;

•                  The description of the Company’s common share purchase rights contained in its Registration Statement on Form 8-A dated May 16, 2007, including any amendments or report filed for the purpose of updating that description; and

•                  All documents filed with the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Issuer Repurchase Notice and prior to the Repurchase Date (excluding any portions of such documents that are deemed “furnished” to the SEC pursuant to applicable rules and regulations).

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

If a material change occurs in the information set forth in this Issuer Repurchase Notice, we will amend the Schedule TO accordingly.

12.  No Solicitations.  The Company has not employed any persons to make solicitations or recommendations in connection with the Put Option.

13.  Definitions.  All capitalized terms used but not specifically defined this Issuer Repurchase Notice shall have the meanings given to such terms in the Indenture and the Notes.

14.  Conflicts.  In the event of any conflict between this Issuer Repurchase Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, its Board of Trustees or its officers is making any representation or recommendation to any Holder as to whether to exercise the Put Option.  You should consult with your own financial and tax advisors and must make your own decision as to whether to exercise the Put Option and, if so, the principal amount of notes for which the Put Option should be exercised.

STATEMENT CONCERNING LIMITED LIABILITY

THE AMENDED AND RESTATED DECLARATION OF TRUST ESTABLISHING HOSPITALITY PROPERTIES TRUST, DATED AUGUST 21, 1995, AS AMENDED AND SUPPLEMENTED, AS FILED WITH THE STATE DEPARTMENT OF ASSESSMENTS AND TAXATION OF MARYLAND, PROVIDES THAT NO TRUSTEE, OFFICER, SHAREHOLDER, EMPLOYEE OR AGENT OF HOSPITALITY PROPERTIES TRUST SHALL BE HELD TO ANY PERSONAL LIABILITY, JOINTLY OR SEVERALLY, FOR ANY OBLIGATION OF, OR CLAIM AGAINST, HOSPITALITY PROPERTIES TRUST.  ALL PERSONS DEALING WITH HOSPITALITY PROPERTIES TRUST IN ANY WAY SHALL LOOK ONLY TO THE ASSETS OF HOSPITALITY PROPERTIES TRUST FOR THE PAYMENT OF ANY SUM OR THE PERFORMANCE OF ANY OBLIGATION.

Annex A

FORM OF REPURCHASE NOTICE

TO:     U.S. BANK NATIONAL ASSOCIATION

The undersigned registered Holder of the Note designated below acknowledges receipt of a notice dated February 16, 2012 (the “Issuer Repurchase Notice”) from Hospitality Properties Trust (the “Issuer”) regarding the right of Holders to elect to require the Company to repurchase the Issuer’s 3.80% Convertible Senior Notes due 2027 (the “Notes”) in accordance with the terms of the Indenture, dated as of February 25, 1998, between the Issuer and U.S. Bank National Association, as successor to State Street Bank and Trust Company as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 10, dated as of March 7, 2007 (as so supplemented, the “Indenture”), between the Issuer and the Trustee, relating to the Notes.  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture or the Issuer Repurchase Notice, as applicable.

The undersigned hereby acknowledges receipt of the Issuer Repurchase Notice and irrevocably (subject to the terms and conditions of the Put Option Documents, including the undersigned’s right to withdraw this notice as provided therein) surrenders the Note designated below, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, for repurchase and the requests and instructs the Issuer to repurchase the entire principal amount of the Note designated below, or the portion thereof (which is $1,000 or an integral multiple thereof) below designated, in cash, in accordance with the terms of the Indenture and the Issuer Repurchase Notice at the price of 100% of such entire principal amount or portion thereof specified below, together with accrued and unpaid interest to, but excluding, the Repurchase Date, to the registered Holder hereof.

Attached hereto is the undersigned’s duly completed and executed IRS Form W-9 if the undersigned is a United States Holder, or an applicable IRS Form W-8 if the undersigned is a Non-United States Holder.  The undersigned understands that if the undersigned has not attached an applicable IRS Form W-9 or Form W-8, then amounts paid to the undersigned might be subject to backup or other withholding, as discussed in the Issuer Repurchase Notice.

Name of Holder:

Note certificate number:

Principal amount of Note to be repurchased (if less than all, must be in integral multiples of $1,000):

Social Security or Other Taxpayer Identification Number:

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The undersigned acknowledges that the Notes, unless withdrawn in accordance with the Put Option Documents, shall be repurchased by the Issuer as of the Repurchase Date pursuant to the applicable provisions of the Indenture and the Notes.

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

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Annex B

FORM OF WITHDRAWAL NOTICE

TO:                            U.S. BANK NATIONAL ASSOCIATION

The undersigned registered Holder of the Note designated below hereby withdraws its election (the “Optional Repurchase Notice”) to require Hospitality Properties Trust (the “Issuer”) to repurchase such Note, or the portion thereof (which is $1,000 or an integral multiple thereof) designated below, on the March 20, 2012 Repurchase Date thereof in accordance with the terms of the Indenture, dated as of February 25, 1998, between the Issuer and U.S. Bank National Association, as successor to State Street Bank and Trust Company as trustee (the “Trustee”), as supplemented by Supplemental Indenture No. 10, dated as of March 7, 2007 (as so supplemented, the “Indenture”), between the Issuer and the Trustee, relating to the Issuer’s 3.80% Convertible Senior Notes due 2027.  Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.

Name of Holder:

Note certificate number:

Principal amount to be withdrawn (if less than all, must be $1,000 or whole multiples thereof):

Principal amount that remains subject to the Optional Repurchase Notice (if less than all, must be $1,000 or whole multiples thereof):

Social Security or Other Taxpayer Identification Number:

Dated:

Signature(s)

Signature(s) must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Note Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Note Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Signature Guarantee

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Annex C

Trustees and Executive Officers

The names of the executive officers and Trustees of the Company are set forth below.  The address for each such person is: c/o Hospitality Properties Trust, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458 and the telephone number for each such person is: (617) 964-8389.

Name:	Title:
John G. Murray	President, Chief Operating Officer and Assistant Secretary

Ethan S. Bornstein	Senior Vice President

Mark L. Kleifges	Treasurer and Chief Financial Officer

Adam D. Portnoy	Managing Trustee

Barry M. Portnoy	Managing Trustee

Bruce M. Gans	Independent Trustee

John L. Harrington	Independent Trustee

William A. Lamkin	Independent Trustee

The Company’s day to day operations are conducted by Reit Management & Research LLC (“RMR”).  RMR originates and presents investment and divestment opportunities to the Company’s Board of Trustees and provides management and administrative services to the Company.  RMR is a Delaware limited liability company beneficially owned by Barry M.  Portnoy and Adam D.  Portnoy, the Company’s Managing Trustees.  RMR has a principal place of business at Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, and its telephone number is (617) 796-8390.  The directors of RMR are Barry M.  Portnoy, Adam D.  Portnoy, Gerard M.  Martin, formerly one of our Managing Trustees, and David J.  Hegarty.  The executive officers of RMR are Adam D.  Portnoy, President and Chief Executive Officer; Jennifer B.  Clark, Executive Vice President and General Counsel; David J.  Hegarty, Executive Vice President and Secretary; Mark L.  Kleifges, Executive Vice President; Bruce J.  Mackey, Jr., Executive Vice President; John A. Mannix, Executive Vice President; John G.  Murray, Executive Vice President; Thomas M.  O’Brien, Executive Vice President; John C.  Popeo, Executive Vice President, Treasurer and Chief Financial Officer; David M.  Blackman, Senior Vice President; Ethan S.  Bornstein, Senior Vice President; Richard A.  Doyle, Senior Vice President; Paul Hoagland, Senior Vice President; Vern Larkin, Senior Vice President; David M.  Lepore, Senior Vice President and President of RMR Real Estate Services Division; Andrew J.  Rebholz, Senior Vice President and Mark Young, Senior Vice President.  Messrs.  Bornstein, Kleifges and Murray are also the Company’s executive officers.  Officers of RMR also serve as officers of other companies to which RMR provides management or other services.

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